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                                  EXHIBIT 23.4


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our report dated March 31, 1995 included in DiMark, Inc.'s Form 10-K for the year ended February 28, 1995, our report dated August 25, 1995 on the financial statements of H&R Communications, Inc. included in DiMark, Inc.'s Form 8-K/A dated September 8, 1995, and our report dated February 7, 1996 on the combined financial statements of Pro Direct Response Corp. and affiliates included in DiMark, Inc.'s Form 8-K/A dated January 4, 1996, and to all references to our firm included in this Registration Statement.


                                        ARTHUR ANDERSEN LLP


Philadelphia, PA
    March 22, 1996